Exhibit 10.22


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made as of the 8th day of December, 1999 by and between Elcom International, Inc. ("Elcom" or the "Company") and James Rousou (the "Executive").

                                   WITNESSETH:


         WHEREAS, the Executive and the Company have entered into an Employment Agreement as of April 1, 1996, as amended by the First Amendment dated as of November 5, 1997 (collectively, the "Existing Agreement"), which the parties desire to amend and supersede, except as otherwise provided herein, based on a change in circumstances;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive agree as follows:

         1. Duties. The Company hereby employs Executive to be Advisor to Michael Templeman, the Managing Director (acting) of the United Kingdom operations of the Company. During the course of his employment, Executive shall have responsibilities to perform such duties, consistent with such position, as may be assigned to him by Mr. Templeman. It is currently contemplated that Executive will devote his full business time and best efforts to the business activities and welfare of the Company for approximately one (1) day per week or as otherwise mutually agreed.

         2. Term. This Agreement is effective as of the date hereof and Executive's employment and this Agreement expires effective as of March 28, 2000, unless extended for up to a 90-day period by the mutual written consent of the parties hereto.

         3. Salary. During the course of employment, the Company will pay Executive for his performance of the duties specified herein a salary of $1,200 (twelve hundred dollars)
 per day, maximum of two days per week, payable in the manner that the Company normally pays its employees, plus reasonable business expenses subject to receipts and normal company policy, and shall continue providing all existing benefits for such time period.

         4. Effect on Other Agreements. The Company and Executive hereby acknowledge and agree that all of the terms and provisions of the Existing Agreement are hereby terminated and of no further force and effect except for the provisions of Sections 9 (regarding the ownership of inventions), 10 (noncompetition), 11 (nondisclosure), 12 (nonsolicitation/ noninterference), 13 (severability), 14 - from the First Amendment (clarification of noncompetition and nonsolicitation periods), 15 (acknowledgment), 16 (governing law), 17 (assignment), 18 (entire agreement; amendment; waivers), 19 (headings) and 20 (counterparts), which shall remain in full force and effect, and are incorporated herein. In addition, the Executive hereby waives and relinquishes, whether under the Existing Agreement or the Executive Profit Performance Bonus Plan (the "Plan") or otherwise, any and all rights, entitlements or benefits under or with respect to such Plan for the Company's fiscal year commencing January 1, 2000.

         IN WITNESS WHEREOF, the undersigned have hereunto subscribed their names effective as of the date first written above.


                                         Executive


                                         /s/ James Rousou
                                         James Rousou



                                         Elcom International, Inc.


                                         By: /s/ Robert J. Crowell
                                         Robert J. Crowell
                                         Chairman and Chief Executive Officer